UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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iCAD, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

April [    ], 2015

Dear Fellow Stockholders:

You are cordially invited to attend iCAD, Inc.’s Annual Meeting of Stockholders which will be held on Tuesday, June 16, 2015, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

Kenneth Ferry
President and Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2015

To the Stockholders of iCAD, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) will be held on Tuesday, June 16, 2015, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174, for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To consider and vote upon a proposal to adopt an amendment to the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company has authority to issue from 20,000,000 to 30,000,000 and consequently, to increase the total number of shares of all classes of capital stock that the Company has authority to issue from 21,000,000 to 31,000,000;

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (“Say on Pay Vote”);

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 20, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The iCAD Board of Directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the Annual Meeting is in the best interest of the Company and its stockholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Furthermore, the Board of Directors recommends unanimously that you vote “FOR” approving an amendment to the Company’s Certificate of Incorporation to increase the authorized capital stock, and vote “FOR” the Say on Pay Vote and vote “FOR” ratifying the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm.

By Order of the Board of Directors,

Kevin C. Burns
Chief Operating Officer, President and Chief
Financial Officer, Treasurer and Secretary

April [    ], 2015

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF iCAD, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF iCAD, INC. STOCK TO GAIN ADMISSION TO THE MEETING.

iCAD, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2015

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of iCAD, Inc. (the “Company”, “iCAD”, “we”, “us”, or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June, 16 2015, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about April [    ], 2015.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

The address and telephone number of the principal executive offices of the Company are:

98 Spit Brook Road,

Suite 100

Nashua, NH 03062

Telephone No.:

(603) 882-5200

If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

At the Annual Meeting, the stockholders of the Company will vote on proposals (1) to elect eight individuals to serve as directors, (2) to approve an amendment to our Certificate of Incorporation to increase our authorized common stock, (3) to approve, by non-binding advisory vote, the resolution regarding named executive compensation, (4) to ratify the appointment of BDO USA, LLP as the Company’s independent accountants for the fiscal year ending December 31, 2015 and (5) any other matters properly brought before the Annual Meeting or any adjournment or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 16, 2015: This Proxy Statement and the Company’s Annual Report to Stockholders are available for review on the Internet at http://www.cstproxy.com/icadmed/2015.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card. You may also vote by attending the Annual Meeting and voting in person.

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s Common Stock at the close of business on April 20, 2015 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had [] shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters. There are no cumulative voting rights.

VOTING PROCEDURES

The directors will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock that are present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Therefore, the nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock that are present in person or represented by proxy will be elected as directors of the Company. The affirmative vote of a majority of the issued and outstanding shares of Common Stock will be required to approve the proposal to amend the Company’s Certificate of Incorporation to increase our authorized Common Stock. All other matters at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock cast with respect thereto, provided a quorum is present. A quorum is present if, as of the Record Date, at least a majority of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting.

Votes will be counted and certified by one or more Inspectors of Election who are expected to be an employee of either Continental Stock Transfer & Trust Company, the transfer agent for the Common Stock or a representative of the Company’s legal counsel. In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. Because directors will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock that are present in person or represented by proxy at the Annual Meeting, abstentions and broker non-votes will have no practical effect on the election of directors. Broker non-votes will be counted for purposes of “routine” matters as to which the non-vote is indicated, including the approval of the Amendment to the Company’s Certificate of Incorporation and the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Broker non-votes will have no practical effect on the proposal to amend the Company’s Certificate of Incorporation to increase our authorized common stock or the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Broker non-votes will be deemed not entitled to vote on the non-routine matters as to which the non-vote is indicated. For purposes of determining approval of any other matter presented at the meeting, abstentions and broker non-votes will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a proposal to amend the Company’s Certificate of Incorporation, the ratification of the appointment of the Company’s independent registered public accounting firm or any other matter presented at the meeting.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. If a proxy is executed but no instructions as to how to vote are given, the persons named as proxies in the accompanying proxy card intend to vote to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 described below. The other matters to be voted upon at this meeting are considered “non-routine” and brokers may not vote such matters in their discretion in the absence of specific instructions from the stockholder.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the annual election of all of its directors. Currently, at each Annual Meeting of Stockholders, directors are elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the director’s earlier resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the eight persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below is unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board. Each of the persons named below, who are presently members of the Company’s Board, has indicated to the Board of the Company that he or she will be available to serve.

All nominees have been recommended by the Company’s Nominating and Corporate Governance Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to iCAD and our Board.

Name	Age	Principal Occupation or Employment	Director Since

Dr. Lawrence Howard	62	General Partner of Hudson Ventures, LP	2006

Kenneth Ferry	61	Chief Executive Officer, iCAD, Inc.	2006

Rachel Brem, MD	56	Professor and Vice Chair, Department of Radiology, The George Washington University, Washington, DC, Associate Director of the George Washington Cancer Institute	2004

Anthony Ecock	53	General Partner, Welsh, Carson, Anderson & Stowe	2008

Robert Goodman, MD	74	Physician, Jersey City Radiation Oncology	2014

Steven Rappaport	66	Partner, RZ Capital, LLC	2006

Somu Subramaniam	60	Managing Partner, New Science Ventures	2010

Elliot Sussman, MD	63	Chairman of the Villages Health and Professor of Medicine, University of South Florida College of Medicine	2002

Dr. Lawrence Howard was appointed Chairman of the Board in 2007 and has been a director of the Company since November 2006. Dr. Howard has been, since March 1997, a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P. (“HVP”), a limited partnership that is qualified as a small business investment company. Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to HVP. Since November 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P. Dr. Howard was a co-founder of Presstek, Inc. (“Presstek”), which was a public company which had developed proprietary imaging and consumables technologies for the graphic arts industry. Dr. Howard served in various officer positions at Presstek from October 1987 to June 1993, lastly as its Chief Executive Officer. Dr. Howard served on the Presstek Board of Directors for over twenty years. Since 2012 Dr. Howard has worked as a consultant to The Villages, the largest retirement community in the U.S., assisting them in building a “state of the art” healthcare delivery system. Dr. Howard also served as the President of the Board of Trustees of Columbia Grammar and Preparatory School from 2008 until 2011, where he remains as Chairman Emeritus and a member of that board. Dr. Howard also serves on the University of New Hampshire Foundation Board of Trustees. We believe Dr. Howard’s qualifications to serve on our Board of Directors include his financial expertise and his understanding of our products and market.

Kenneth Ferry has served as the Company’s Chief Executive Officer since May 2006. From May 2006 until February 2015, he also served as the Company’s President. He has over 25 years of experience in the healthcare technology field, with more than 10 years’ experience in senior management positions. Prior to joining the Company, from October 2003 to May 2006, Mr. Ferry was Senior Vice President and General Manager for the Global Patient Monitoring business for Philips Medical Systems, a leader in the medical imaging and patient monitoring systems business. In this role he was responsible for Research & Development, Marketing, Business Development, Supply Chain and Manufacturing, Quality and Regulatory, Finance and Human Resources. From September 2001 to October 2003, Mr. Ferry served as a Senior Vice President in the North America Field Organization of Philips Medical Systems. From 1983 to 2001, Mr. Ferry served in a number of management positions with Hewlett Packard Company, a global provider of products, technologies, software solutions and services to individual consumers and businesses and Agilent Technologies, Inc., a provider of core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. We believe Mr. Ferry’s qualifications to serve on our Board of Directors include his global executive leadership skills and significant experience as an executive in the healthcare industry.

Dr. Rachel Brem is currently the Director of Breast Imaging and Intervention, Professor of Radiology and the Vice-Chairman in the Department of Radiology at The George Washington University Medical Center, positions she has held since 2000. From 1991 to 1999, Dr. Brem was previously the Director of Breast Imaging at the John Hopkins Medical Institution. Dr. Brem’s research includes Minimally Invasive Breast Biopsy, New Technologies for the Earlier Diagnosis of breast cancer including Computer Aided Detection, as well as Nuclear Medicine Imaging of the Breast and Electrical Impedance Imaging of the Breast. We believe Dr. Brem’s qualifications to serve on our Board of Directors include her expertise in the medical field specifically the diagnosis of breast cancer as well as her understanding of our products and market.

Anthony Ecock Anthony Ecock is a General Partner with the private equity investment firm Welsh, Carson, Anderson & Stowe (“WCAS”), which he joined in 2007. He has 28 years of experience in the healthcare field with 8 years in senior management positions at leading healthcare technology companies. At WCAS, Mr. Ecock leads the Resources Group, a team responsible for helping its 25 portfolio companies identify and implement initiatives to increase growth, earnings and cash flow. Before joining WCAS, he served as Vice President and General Manager of GE Healthcare’s Enterprise Sales organization from 2003 to 2007. From 1999 to 2003, he served as Senior Vice President and Global General Manager of Hewlett Packard’s, then Agilent’s and finally Philips’ Patient Monitoring divisions. Mr. Ecock spent his early career at the consulting firm of Bain & Company, where he was a Partner in the healthcare and technology practices and Program Director for Consultant Training We believe Mr. Ecock’s qualifications to serve on our Board of Directors include his financial expertise and his years of experience in the healthcare and technology markets.

Dr. Robert Goodman is an experienced and accomplished medical executive. He was the founding Chair of the Department of Radiation Oncology at the University of Pennsylvania and between 1977-1991 served as the Henry Pancoast Professor and Chair. During part of that period he also served as the Chair of the Clinical Practices Executive Committee as well as Interim Executive Director of the Hospital of the University of Pennsylvania. He subsequently served as Senior Vice President and Corporate Medical Director at US Healthcare prior to its Sale to Aetna, and later in the 1990’s as Senior Vice President at Universal Health Services, a for-profit hospital chain with central offices in King of Prussia, PA. He briefly served as the Brady Professor and Chair of Radiation Oncology at the Hahnemann University prior to its takeover by Drexel University. From 1998, almost to the present, he was the Chair of Radiation Oncology at Saint Barnabas Medical Center in Livingston, NJ. Dr. Goodman is now the Senior Advisor to the President for Clinical Affairs at Thomas Jefferson University. He serves as a resource to the Jefferson leadership team to assist with facilitating the achievement of the multiple milestones and organizational changes required to meet their goals. He also serves as Professor of the Department of Radiation Oncology at Thomas Jefferson University. We believe Dr. Goodman’s qualifications to serve on our Board of Directors include his extensive clinical background and his business leadership experience.

Steven Rappaport Steven Rappaport has been a partner of RZ Capital, LLC since July 2002, a private investment firm that also provides administrative services for a limited number of clients. From March 1995 to July 2002, Mr. Rappaport was Director, President and Principal of Loanet, Inc., an online real-time accounting service used by brokers and institutions to support domestic and international securities borrowing and lending activities. Loanet, Inc., was acquired by SunGard Data Systems in May 2001. Mr. Rappaport is currently serving as an independent director of a number of open and closed end Mutual Funds of which Credit Suisse and Aberdeen Management serve as the investment adviser. He is currently a Director of a number of private companies and several not for profit entities. He previously served, until 2012 as a Director of Presstek when it was sold and taken private. We believe Mr. Rappaport’s qualifications to serve on our Board of Directors include his extensive financial and legal expertise combined with his experience as an executive officer, partner and director.

Somu Subramaniam, is the co-founder and Managing Partner of New Science Ventures (NSV). He serves on the Board of Directors of Achronix Semiconductor Corporation, Akarna Therapeutics, Alexar Therapeutics, Ario Pharmaceuticals, Cambridge Epigenetix, Dali Wireless, Dezima Pharma, Juventas Therapeutics, Oxyrane, Resolve Therapeutics, Svelte Medical Systems, TigerText, Vaultive, Vascular Therapeutics and iCAD. Somu has also served on the Boards of Ception (acquired by Cephalon), BioVex (acquired by Amgen), Lightwire (acquired by Cisco). Prior to founding NSV, Somu was a director at McKinsey & Company where he advised leading multinational companies in the pharmaceuticals, medical devices, biotechnology, photonics, software and semiconductor industries. Somu holds a B.Tech. degree from the Indian Institute of Technology and an M.B.A. from Harvard Business School. We believe Mr. Subramaniam’s qualifications to serve on our Board include his extensive financial and legal expertise combined with his experience as an executive officer, partner and director.

Dr. Elliot Sussman, is Chair of the Board of The Villages Health and a Professor of Medicine at the University of South Florida College of Medicine. From 1993 to 2010, Dr. Sussman served as President and Chief Executive Officer of Lehigh Valley Health Network. Dr. Sussman served as a Fellow in General Medicine and a Robert Wood Johnson Clinical Scholar at the University of Pennsylvania and trained as a resident at the Hospital of the University of Pennsylvania. Dr. Sussman is a director and the Chairperson of the compensation committee of the Board of Directors of Universal Health Realty Income Trust, a public company primarily engaged in investing in healthcare and human service-related facilities. We believe Dr. Sussman’s qualifications to serve on our board include his experience as a Chief Executive Officer of a leading healthcare network, combined with his medical background and his understanding of our products and market.

CORPORATE GOVERNANCE

The Board of Directors and Director Independence

The Board currently consists of eight members. The Board has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Corporate Governance and Nominating Committee.

The Board has determined that Drs. Brem, Goodman and Sussman and Messrs. Ecock, Rappaport and Subramaniam meet the director independence requirements under the applicable Listing Rule of The NASDAQ Stock Market LLC (“NASDAQ”). In reaching this conclusion the Board reviewed the definition of independence under the applicable NASDAQ Listing Rule and the answers to annual questionnaires completed by each of the independent directors.

Leadership Structure

The Board believes that the Company and its stockholders are best served by having a Board Chairman whose duties are separate from those of the Chief Executive Officer. In accordance with our bylaws, our Board appoints our Chief Executive Officer and our Board Chairman. The Chairman is selected from among the directors.

Board Oversight of Risk

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, transactional and reputational risks. The full Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

BOARD OF DIRECTOR MEETINGS AND BOARD COMMITTEES

During the fiscal year ended December 31, 2014, the Board held five meetings. In addition, the Board took action by unanimous written consent in lieu of meetings. During 2014, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings of all Board committees on which they served.

The Company’s current policy strongly encourages that all of its Directors attend all Board and Committee meetings and the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance. One of the then serving directors attended last year’s Annual Meeting of Stockholders.

BOARD COMMITTEES

The Board maintains an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are comprised solely of persons who meet the definition of an “Independent Director” under the applicable Listing Rule of NASDAQ. In addition, the Board has determined that each member of the Audit Committee meets the independence requirements of applicable rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee operate under written charters adopted by the Board. A copy of our Nominating and Corporate Governance Committee charter, our Audit Committee Charter and our Compensation Committee Charter are available on our website, at the following address:

http://www.icadmed.com/governance.html

The Audit Committee, among other things, selects the firm to be appointed as the independent registered public accounting firm to audit our financial statements and reviews and discusses the scope and results of each audit with the independent registered public accounting firm and with management. The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page. The Audit Committee held five meetings during 2014. The Audit Committee currently consists of Mr. Rappaport, Chairperson, and Mr. Ecock and Dr. Sussman. The Board has determined that Mr. Rappaport qualifies as the Audit Committee’s “financial expert” under applicable SEC rules and determined that each member met the criteria of “independent director” under applicable NASDAQ and SEC rules.

The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board corporate governance policies for iCAD, establishing procedures for the director nomination process and recommending nominees for election to the Board. The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page. The Nominating and Corporate Governance Committee held two meetings during 2014. The Nominating and Corporate Governance Committee currently consists of Mr. Ecock, Chairperson, and Dr. Brem and Mr. Subramaniam, each of whom was determined by the Board to have met the criteria of an “independent director” under applicable NASDAQ rules.

The Compensation Committee is responsible for, among other things, assisting the Board in overseeing our executive compensation strategy and reviewing and approving the compensation of our executive officers and administering our various stock option and incentive plans. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page. Under our 2007 and 2012 Stock Incentive Plan certain, of the administrative functions may be delegated to our Chief Executive Officer or Chief Financial Officer. The Compensation Committee held two meetings during 2014. The Compensation Committee currently consists of Dr. Sussman, Chairperson, and Dr. Brem and Mr. Subramaniam, each of whom was determined by the Board to have met the criteria of an “independent director” under applicable NASDAQ rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires certain of our officers and our directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, we believe that during the year ended December 31, 2014, our officers, directors, and greater than 10% beneficial stockholders timely complied with all filing requirements applicable to them.

CODE OF BUSINESS CONDUCT AND ETHICS

iCAD has developed and adopted a comprehensive Code of Business Conduct and Ethics to cover all employees. Copies of the Code of Business Conduct and Ethics can be obtained, on our website: http://www.icadmed.com/governance.html, or without charge, upon written request, addressed to:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Corporate Secretary

COMMUNICATIONS WITH THE BOARD

The Board, through its Nominating and Corporate Governance Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board individually or as a group by writing to: The Board of Directors of iCAD, Inc. c/o Corporate Secretary, 98 Spit Brook Road, Suite 100, Nashua, NH 03062. Stockholders should identify their communication as being from an iCAD stockholder. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by an iCAD stockholder before transmitting the communication to the Board.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, iCAD, Inc., 98 Spit Brook, Suite 100, Nashua, NH 03062.

The Nominating and Corporate Governance Committee will consider nominees recommended by iCAD stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications, and complies with the procedures set forth below under “Deadline and Procedures for Submitting Board Nominations”. In addition, the recommendation must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under applicable NASDAQ Listing Rules, or, alternatively, a statement that the recommended candidate would not be so barred. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive. A nomination which does not comply with the above requirements will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Nominating and Corporate Governance Committee. When reviewing candidates to our Board, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and seeks candidates that fill any current or anticipated future needs. The Nominating and Corporate Governance Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for iCAD. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Nominating and Corporate Governance Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to iCAD. Such persons should not have commitments that would conflict with the time commitments of a Director of iCAD. Such persons shall have other characteristics considered appropriate for membership on the Board of Directors, as determined by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials in the context of the foregoing standards.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

Our By-laws requires a stockholder wishing to nominate a candidate for election to our Board at a meeting of our stockholders to give written notice, containing the required information specified above, that must be delivered personally to or mailed to and received by our Corporate Secretary at our principal executive offices (currently located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062), not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that we give less than 65 days’ notice or prior public disclosure of the date of the meeting to our stockholders, notice by the stockholder to be timely must be received by our Corporate Secretary not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made. Any such notice must set forth: (i) the name and record address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares of our stock which are held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by such stockholder; (v) the name, age, business address and residence address of the nominee and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed by us pursuant to the proxy rules of the SEC, had each nominee been nominated, or intended to be nominated by our Board; and (vi) the written consent of each nominee to serve as our director, if so elected.

COMPENSATION OF DIRECTORS

Director Compensation in Fiscal 2014

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board during the fiscal year ended December 31, 2014. Directors who are our employees are not compensated for their services as directors.

DIRECTOR COMPENSATION

Name (2)	Fees earned or paid in cash ($)	Option Awards (1) ($)	Total ($)
Dr. Lawrence Howard	40,000	25,382	65,382

Dr. Rachel Brem	28,000	25,382	53,382

Anthony Ecock	33,000	25,382	58,382

Dr. Robert Goodman	19,750	36,870	56,620

Steven Rappaport	36,500	25,382	61,882

Somu Subramaniam	26,000	25,382	51,382

Dr. Elliot Sussman	—	59,041	59,041

1)	The amounts included in the “Option Awards” column represents the grant date fair value of the stock option awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 5 to our Consolidated financial statements on Form 10K. Options granted to directors in 2014 vest on the anniversary of the grant date.
2)	As of December 31, 2014, the aggregate number of exercisable and unexercised stock options held by each person who was a Non-Employee director was as follows: Dr. Howard – 24,850; Dr. Brem – 30,104; Mr. Ecock – 17,600; Dr. Goodman – 8,583; Mr. Rappaport – 40,556; Mr. Subramaniam – 18,850 and Dr. Sussman – 69,047.

Compensation of Directors is determined by the Board in conjunction with recommendations made by the Compensation Committee.

2014 Compensation:

During fiscal 2014, each of our non-employee directors received an annual retainer of $18,000 (pro-rated for those directors who did not serve for the entire calendar year) except for the Chairman of the Board, who received an annual retainer of $35,000. In addition to the $18,000 retainer, the Chairperson of the Audit Committee received an annual fee of $7,500, the Chairperson of the Compensation Committee received an annual fee of $3,000, and the Chairperson of the Nominating and Corporate Governance Committee received an annual fee of $2,000 for service during 2014. Our designated “financial expert” receives an additional annual fee of $5,000 unless the financial expert is also the Chairperson of the Audit Committee and received the $7,500 fee for acting as such Chairperson, in which case the $5,000 is included in the $7,500 fee. Our Chairperson of the Audit Committee is currently also our designated financial expert.

Additionally, for each Board or Board Committee meeting attended either in person or telephonically, each non-employee director received $1,000.

In lieu of receiving the cash payments set forth above, each non-employee director was able to elect to receive five-year non-qualified stock options to purchase that number of shares of our Common Stock equal to the value of the cash fees to which the director would otherwise be entitled. An election, once made, was irrevocable and covers all of the cash fees for the ensuing year. Any options issued under this election vest immediately upon the date of issuance and have an exercise price equal to the fair market value of the Common Stock on the applicable payment date and are not subject to forfeiture as a result of the director ceasing to act as our director. One director received 7,610 stock options under this election during 2014.

Any person who is elected or appointed as a non-employee director and who has not served as our director in the prior calendar year receives, on the date of election or grant date determined by the Board, an award of five-year non-qualified stock options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of grant and that will not be subject to forfeiture as a result of the director ceasing to act as our director. The options become exercisable on the first anniversary of the grant date.

Each non-employee director also receives an annual grant of five-year non-qualified options to purchase shares of our Common Stock. The options become exercisable on the anniversary of the grant date. The exercise price of these options is equal to the fair market value of the Common Stock on the payment date and are not subject to forfeiture as a result of the director ceasing to act as our director. In fiscal 2014, a total of 4,300 options were granted to each director who served for the entire year (pro-rated for those directors who did not serve for the entire calendar year).

2015 Compensation:

Our Compensation Committee and Board determined to compensate our non-employee directors in 2015 as follows. Each such director received (i) options to purchase 4,300 shares of the Company’s common stock and (ii) 2,000 shares of the Company’s restricted stock, which was fully vested at grant. For 2015, cash compensation for each member of the Board shall be $35,000 per year. The Chairman of the Board shall receive an additional $30,000 annual fee for a total annual payment for 2015 of $65,000. Additionally, members of the committees shall receive the following additional amounts for 2015:

Audit Committee Chair	$15,000
Audit Committee Members, not including the Chair	$7,500
Compensation Committee Chair	$10,000
Compensation Committee Members, not including the Chair	$5,000
Nominating and Governance Committee Chair	$5,000
Nominating and Governance Committee Members, not including the Chair	$2,500

Beginning in 2015, directors no longer have the ability to elect to receive the cash portion of his or her fees in stock options.

EXECUTIVE OFFICERS

All officers serve at the direction of our Board. The Board appoints our officers.

In fiscal 2014, Mr. Kenneth Ferry served as our President and Chief Executive Officer. On February 5, 2015, Mr. Ferry stepped down as our President, and continues to be our Chief Executive Officer. On that same date, Mr. Kevin Burns was promoted to President, as well as continuing to serve as our Chief Operating Officer and Chief Financial Officer.

In addition to Mr. Ferry, our Chief Executive Officer, and Mr. Burns, our Chief Operating Officer, President and Chief Financial Officer, our other executive officers are Ms. Stacey Stevens, our Senior Vice President of Marketing and Strategy, and Mr. Jonathan Go, our Senior Vice President of Research and Development.

Kevin Burns, 44, became the Company’s President in February 2015. He previously had been named as the Company’s Chief Operating Officer in November 2013. Since April 2011, Mr. Burns has served as our Chief Financial Officer and Treasurer. Mr. Burns has 20 years of professional experience in finance, primarily in the technology and healthcare industries. From 2006 to 2010, Mr. Burns served as senior vice president and chief financial officer at AMICAS, Inc., a publicly traded image and information management solutions company. During his tenure at AMICAS, from November 2004 to May 2010, Mr. Burns led significant revenue and profit growth and culminating in a successful sale of the company. Prior to joining AMICAS, Mr. Burns worked in finance and corporate planning at NMS Communications, a public telecom equipment company in the wireless applications and infrastructure market, from November 2003 to November 2004. Previously, Mr. Burns was the director of corporate development at Demantra, Inc. and has also held senior management positions in finance, accounting and corporate development at MAPICS, Inc. and Marcam Corporation, both public software companies. Mr. Burns earned both a Bachelor of Science degree in Finance and an MBA degree from Babson College.

Stacey Stevens, 47, has served as the Company’s Senior Vice President of Marketing and Strategy since June 2006. During the past approximately 20 years, Ms. Stevens has served in a variety of sales, business development, and marketing management positions with Philips Medical Systems, Agilent Technologies, Inc. and Hewlett Packard’s Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). From February 2005 until joining the Company she was Vice President, Marketing Planning at Philips Medical Systems, where she was responsible for the leadership of all global marketing planning functions for Philips’ Healthcare Business. From 2003 to January 2005, she was Vice President of Marketing for the Cardiac and Monitoring Systems Business Unit of Philips where she was responsible for all marketing and certain direct sales activities for the America’s Field Operation. Prior to that, Ms. Stevens held several key marketing management positions in the Ultrasound Business Unit of Hewlett-Packard/Agilent and Philips Medical Systems. Ms. Stevens earned a Bachelor of Arts Degree in Political Science from the University of New Hampshire, and an MBA from Boston University’s Graduate School of Management.

Jonathan Go, 52, has served as the Company’s Senior Vice President of Research and Development since October 2006. Mr. Go brings more than twenty years of software development experience in the medical industry to his position with the Company. From February 1998 to May 2006, Mr. Go served as Vice President of Engineering at Merge eMed Inc., a provider of Radiology Information System and Picture Archiving and Communication Systems solutions for imaging centers, specialty practices and hospitals. At Merge eMed, Mr. Go was responsible for software development, product management, testing, system integration and technical support for all of eMed’s products. From July 1986 to January 1998, Mr. Go held various development roles at Cedara Software Corp. in Toronto culminating as Director of Engineering. Cedara Software is focused on the development of custom engineered software applications and development tools for medical imaging manufacturers. At Cedara Mr. Go built the workstation program, developing multiple specialty workstations that have been adopted by a large number of partners. Mr. Go earned a Bachelor of Science in Electrical Engineering from the University of Michigan and a Masters of Science in Electrical Engineering and Biomedical Engineering from the University of Michigan.

EXECUTIVE COMPENSATION

Summary Compensation Table

For fiscal 2014, we have determined that our Chief Executive Officer, our Chief Financial Officer, and our two other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2014 exceeded $100,000 are our Named Executive Officers, as follows:

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to our Named Executive Officers for all services rendered in all capacities to us during the fiscal years noted below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Bonus (1) $	Stock Awards (2) $	Option Awards (3) $	Non-Equity Incentive Plan Compensation (4) $	All Other Compensation (5) $	Total $
Kenneth Ferry	2014	435,000	—	400,800	189,765	358,875	70,144	1,454,584
Chief Executive Officer	2013	412,427	—	300,000	—	285,300	51,364	1,049,091
	2012	398,048	—	—	272,050	231,000	39,533	940,631

Kevin C. Burns	2014	310,000	—	267,200	126,510	232,500	33,287	969,497
President, Chief Operating Officer, and Chief Financial Officer	2013	278,580	50,000	150,000	—	175,000	29,696	683,276
	2012	267,862	—	—	89,600	113,400	28,000	498,862

Jonathan Go	2014	255,000	—	66,800	31,627	122,400	25,632	501,459
Senior Vice President of R&D	2013	242,692	—	125,000		107,800	28,200	503,692
	2012	232,962	—		77,050	98,700	27,434	436,145

Stacey Stevens	2014	270,000	—	133,600	63,255	162,000	28,331	657,186
Senior Vice President of Marketing and Strategy	2013	253,580	—	125,000	—	127,500	29,862	535,942
	2012	243,850	—	—	82,400	102,900	24,240	453,390

(1)	Represents a sign on bonus in connection with Mr. Burns’ promotion to Chief Operating Officer in 2013.
(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of the restricted stock awards granted to the Named Executive Officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value for the restricted stock awards was calculated based upon the probable outcome of the performance conditions on the grant date and is consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome was assumed to be at maximum level attainment. The performance-based restricted stock awards issued to the Named Executive Officers in 2014 did not vest. See “– Compensation Discussion and Analysis – The Components of the Executive Compensation Program – Equity Awards” for a further discussion of the Company’s performance-based restricted stock awards made in fiscal 2014.
(3)	The amounts included in the “Option Awards” column represent the grant date fair value of the stock option awards granted to the Named Executive Officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(4)	For fiscal 2014, the 2014 performance target for Messrs. Ferry (100%) and Burns (100%), and Ms. Stevens (50%) was the Company’s achievement of the adjusted EBIDTA goal of $4.2 million, as established by the Compensation Committee and approved by the Board. The Company’s actual adjusted EBITDA was $6.4 million. In addition, 50% of the 2014 performance target for Ms. Stevens was the achievement of the Company’s revenue goal. The Company’s actual results were at 150% of the goal as established by the Compensation Committee. For the year ended December 31, 2014, Messrs. Ferry, Burns and Go. and Ms. Stevens received performance-based cash incentive bonuses of $358,875, $232,500, $122,400 and $162,000, respectively, pursuant to their employment agreements
(5)	The “All Other Compensation” column for the fiscal year ended December 31, 2014 includes the following compensation items: (i) for Mr. Ferry, an automobile allowance of $27,415, a housing allowance of $26,169, $2,277 of life insurance premiums paid by us, and $14,283 in employer contributions to the 401(k) Retirement Plan; (ii) for Mr. Burns, an automobile allowance of $22,431 and $10,856 in employer contributions to the 401(k) Retirement Plan; (iii) for Ms. Stevens, an automobile allowance of $22,431 and $5,900 in employer contributions to the 401(k) Retirement Plan; and (iv) for Mr. Go, an automobile allowance of $18,692 and $6,940 in employer contributions to the 401(k) Retirement Plan.

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2014

The following table sets forth information regarding grants of plan-based awards to our Named Executive Officers during the fiscal year ended December 31, 2014.

									All Other Option Awards: Number of Securities Underlying	Grant Date Fair Value of Stock and Option Awards(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of

		Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Options
Name	Grant Date	($)	($)(1)	($)	($)	($)	($)	(#)	(#)
Kenneth Ferry	6/19/2014		$239,250		—	—	—	60,000	60,000	$590,565

Kevin C. Burns	6/19/2014		155,000		—	—	—	40,000	40,000	393,710

Jonathan Go	6/19/2014		102,000					10,000	10,000	98,427

Stacey Stevens	6/19/2014		108,000		—	—	—	20,000	20,000	196,855

(1)	For fiscal 2014, the 2014 performance target for Messrs. Ferry (100%) and Burns (100%), and Ms. Stevens (50%) was the Company’s achievement of the adjusted EBIDTA goal of $4.2 million, as established by the Compensation Committee and approved by the Board. The Company’s actual adjusted EBITDA was $6.4 million. In addition, 50% of the 2014 performance target for Ms. Stevens was the achievement of the Company’s revenue goal. The Company’s actual results were at 150% of the goal as established by the Compensation Committee. For the year ended December 31, 2014, Messrs. Ferry, Burns and Go. and Ms. Stevens received performance-based cash incentive bonuses of $358,875, $232,500, $122,400 and $162,000, respectively, pursuant to their employment agreements.

The target amounts reflected in the table are calculated based on the actual fiscal 2014 results of adjusted EBIDTA and, in the case of Ms. Stevens, Company revenue. Such fiscal 2014 results were not known at the time the non-equity incentive plan awards were granted.

See “– Compensation Discussion and Analysis – The Components of the Executive Compensation Program – Performance-Based Bonuses” for a further discussion of the Company’s Executive Cash Bonus Plan and a description of the definition of adjusted pre-tax income. Actual cash amounts paid under the Executive Cash Bonus Plan are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	Represents the grant date fair value computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value for the performance-based restricted stock awards was calculated based upon the probable outcome of the performance conditions on the grant date and is consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome was assumed to be at maximum level attainment.

Compensation Discussion and Analysis

For fiscal 2014, we have determined that our Chief Executive Officer, our Chief Financial Officer, and our two other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2014 exceeded $100,000 are our Named Executive Officers, as follows:

Kenneth Ferry – Chief Executive Officer;

Kevin Burns – President, Chief Operating Officer and Chief Financial Officer;

Stacey Stevens – Senior Vice President of Marketing and Strategy; and

Jonathan Go – Senior Vice President of Research and Development.

The following discussion provides an analysis of our compensation program for our Named Executive Officers and discusses the material factors involved in our decisions regarding their compensation.

The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.

Role of the Compensation Committee. All compensation for our Named Executive Officers is determined by the Compensation Committee of our Board, which is composed only of independent directors. The Compensation Committee is responsible for reviewing the performance and establishing the total compensation of our Named Executive Officers on an annual basis. The Compensation Committee discusses compensation matters as part of regularly scheduled meetings. The Compensation Committee administers compensation plans for our Named Executive Officers and is responsible for recommending grants of equity awards under our stock incentive plans to the Board for approval. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other Named Executive Officers. Such recommendations are considered by the Compensation Committee; however, the Compensation Committee retains full discretion and authority over the final compensation decisions for the Named Executive Officers. The Compensation Committee has a formal written charter which is available on our website.

The Compensation Committee has the authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the Named Executive Officers.

During 2012 through 2015, the Compensation Committee engaged Pearl Meyer (an independent compensation consultant) to review and benchmark executive compensation. The consultant reviewed the compensation for the Named Executive Officers and compared their base salary, target bonus opportunity and equity participation to a peer group and survey data of comparably sized industry comparators. The Compensation Committee considered the findings of the compensation consultant in evaluating executive compensation for 2013 and 2014.

Executive Compensation Philosophy and Objectives. The Compensation Committee’s executive compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. In order to accomplish this we offer a competitive total compensation package that consists of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the Named Executive Officers should be based on our performance, as the performance of the Named Executive Officers directly affects our results. Therefore, the Compensation Committee typically has developed variable compensation packages for the Named Executive Officers that are largely based on Company financial performance rather than upon the performance of the individual. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our Named Executive Officers.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the Named Executive Officers.

Compensation Structure. The Compensation Committee established in February 2014 a total targeted cash compensation amount for each Named Executive Officer, which included base salary and non-equity incentive compensation (also referred to as cash bonuses), intended to be an incentive for the Named Executive Officers to achieve the targeted financial results for our business and to compensate the Named Executive Officers appropriately if they successfully achieved such performance. The elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A portion of the executives’ compensation is at-risk, and equity based incentives vest over time which ties the executive to both our short-term and long-term success.

The Compensation Committee also considers each Named Executive Officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Competitive Market Pay Information.

In February 2014, the Compensation Committee engaged Pearl Meyer & Partners to assess the competitiveness of the Company’s executive compensation. Pearl Meyer determined and the Compensation Committee agreed with the following peer group companies with respect to benchmarking the executive compensation:

Digirad Corporation	Medytox Solutions, Inc.
Bovie Medial Corporation	Patient Safety Technologies, Inc.
ERBA Diagnostics, Inc.	Simulations Plus, Inc.
Fonar Corp.	Sur Modics, Inc.
IRIDEX Corporation	Streamline Health Solutions, inc.
LeMaitre Vascular, Inc.	Stererotaxis Inc.
MGS Diagnostics Corporation

Pearl Meyer reported that with respect to total cash compensation, executives were generally at the 75th percentile of the market and that all executives were within 10% of the market median. For 2013, Pearl Meyer believed, based on the benchmark companies, that the Company’s awards were generally below the median of the market and that total equity participation was generally competitive with the market.

The Compensation Committee reviewed the Pearl Meyer report and based in part on the report, approved and recommended the 2014 Compensation for the executives to Board of Directors, who also approved the 2014 Compensation plan.

Say-on-Pay.

At the May 2014 annual meeting, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our Named Executive Officers at the May 2014 annual meeting, with an overwhelming majority of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation. Our executive compensation for fiscal 2014 reflects our favorable financial and operational performance and advances our goals of recruitment and retention, and promotes both short-term and long-term performance of our executive officers.

Key elements of Executive Compensation for the 2014 Named Executive Officers.

Base Salaries. Salaries are established based on the individual responsibilities of the Named Executive Officers in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other Named Executive Officers. The Company does not provide for automatic salary increases.

In fiscal year 2014, the Compensation Committee established the base salary for each of the Named Executive Officers as follows: Mr. Ferry, $435,000; Mr. Burns, $310,000; Ms. Stevens, $270,000; and Mr. Go, $255,000. As discussed before, the Compensation Committee engaged the services of Pearl Meyer to assist the Compensation Committee in establishing such salaries.

Non-equity Incentive Compensation. Annually, at the beginning of each fiscal year, the Compensation Committee establishes a non-equity incentive compensation plan as a tool to incentivize the Named Executive Officers to achieve certain Company goals for the forthcoming fiscal year. Cash payments under this plan are paid in arrears on an annual basis if the financial performance goals are met, or at the board’s discretion, taking into account various subjective factors, including individual performance evaluations with regard to our operating performance and execution on plans as presented to the Board. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and such objectives are in line with both the short-term and long-term interests of the stockholders.

The 2014 non-equity incentive compensation targets were based on achieving a revenue goal and an adjusted EBITDA goal for Ms. Stevens, and an adjusted EBITDA goal for Mr. Ferry, Mr. Burns and Mr. Go. The compensation plan provided for the payment to the Named Executive Officers of a percentage payout of the individuals’ respective base salary, which payouts can be earned upon achieving the goals established by the Compensation Committee. Partial payment of the bonus could be achieved at 90% of the target, and overachievement of the targets could result in a payout of a percentage above 100% of the target payout. In 2014, the Company exceeded the adjusted EBITDA performance goal, and the revenue goal. As a result the Compensation Committee authorized payment at 150% of the compensation target for Mr. Ferry, Mr. Burns and Ms. Stevens. Mr. Go received a payout of 120% of his target compensation.

Long-term Equity Awards. The Compensation Committee makes recommendations to the Board regarding the granting to executives of equity awards under our stock incentive plans. The Compensation Committee has the ability and flexibility under the various plans to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The incentive plans provide for grants of stock options and shares of restricted stock. The Compensation Committee believes that properly structured long-term equity awards can encourage executive retention as such awards are made subject to vesting and continued employment by the recipient. Long-term equity awards may be granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. The terms of these equity awards generally provide time based vesting provisions and require the recipient remain employed to obtain such awards on each vesting date. In the event of a stock dividend, recapitalization, reclassification, split, or a combination of shares of the Company, an appropriate adjustment shall be made by the Company, in the number, kind, and/or option price of the awarded shares to the end that the proportionate interest of the holder will be maintained as before the occurrence of such event. In the event of a merger or consolidation of the Company or other similar corporate changes, provisions may be made by the Board for the assumption or substitution of the awarded shares. Certain stock options, and/or shares of restricted stock subject to accelerated vesting that have not fully vested as of the date of a change of control, can automatically vest and become immediately exercisable, unless agreed otherwise, upon the date of the change of control according to the specific stock option plan or individual employment agreements. See the narrative description below for each of our Named Executive Officer’s arrangements in this regard.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the Named Executive Officers or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee granted equity awards to the Named Executive Officers in 2014 as noted in detail in the compensation discussion below.

Benefits. We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the Named Executive Officers. These benefits do not discriminate in scope, terms or operation in favor of the Named Executive Officers.

Perquisites. We provide the Named Executive Officers with an annual automobile allowance and in addition, a housing allowance for Mr. Ferry, which the Compensation Committee believes is reasonable, competitive and consistent with our overall executive compensation program.

Employment and Indemnification Agreements. We have employment agreements with each of our Named Executive Officers. Those agreements provide each Named Executive Officer with certain benefits upon termination of employment as noted for each individual, as well as indemnification rights. Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and we have separate indemnification agreements with our Directors and certain Officers. We maintain directors and officers insurance coverage.

Employment Contracts for our Named Executive Officers

We have entered into the following employment agreements with our Named Executive Officers and their compensation is determined, in part, based upon these employment agreements. See the narrative description below for each of our Named Executive Officer’s arrangements in this regard.

Mr. Kenneth Ferry, our Chief Executive Officer. On September 25, 2012, we entered into a new employment agreement with Mr. Ferry. This agreement replaced and superseded the previous employment agreement entered into between us and Mr. Ferry in June 2008. Mr. Ferry’s employment agreement provides for his continued employment as the Company’s Chief Executive Officer for an initial term through December 31, 2016, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $400,000. The agreement also provides for his eligibility to receive, during each employment year during the term of the Agreement, a target annual incentive bonus of 55% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee. Mr. Ferry is also eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to him by the Board.

Mr. Ferry is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile and housing allowance. Mr. Ferry’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason”, Mr. Ferry will receive an amount equal to his base salary then in effect for one (1) year plus the pro rata portion of any incentive bonus earned in any employment year through the date of his termination. In the event that within six months of a “change in control”, either (i) Mr. Ferry is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason”, as all such terms are defined in Mr. Ferry’s employment agreement, he will be entitled to receive his base salary then in effect for two years from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to his employment agreement, Mr. Ferry was also granted an option to purchase 200,000 shares of Common Stock at an exercise price of $2.27 per share, the closing sale price of the Common Stock on the grant date of September 25, 2012. The options vest and become exercisable in four annual installments of 50,000 shares commencing on the grant date, and expire on the ten year anniversary of the grant date. The unvested portion of the award will automatically vest if Mr. Ferry’s employment is terminated without cause or for good reason within six months of a change in control.

On February 12, 2013, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $415,000 (effective March 1, 2013) and granted him 60,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan. These shares of restricted stock vest in three equal annual installments and the first installment vested on February 12, 2014.

On February 10, 2014, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $435,000 effective March 1, 2014.

On February 5, 2015, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $455,000 effective March 1, 2015.

Mr. Kevin Burns, our President, Chief Operating Officer and Chief Financial Officer. On April 26, 2011, the Company entered into an employment agreement with Mr. Burns that provides for his employment as the Company’s Executive Vice President, Chief Financial Officer and Treasurer for a term commencing on April 26, 2011 and expiring on April 30, 2014, subject to one-year renewals after the expiration of the term unless terminated by the Company or Mr. Burns upon 90 days prior written notice, at an annual base salary of $255,000. The salary is subject to increases from time to time. On November 21, 2013 the Company amended this agreement in connection with his promotion to Chief Operating Officer, and paid a one-time cash bonus of $50,000. The amended agreement provides for Mr. Burns to be eligible to receive during each employment year during the term of his employment agreement an annual target incentive bonus in each calendar year of an amount equal to 50% of his base salary then in effect if the Company achieves goals and objectives established by the Compensation Committee. On February 5, 2015 the Company further amended this agreement in connection with Mr. Burns’ promotion to President, and extended his benefits on a change of control, termination without cause and termination for good reason from 12 months to 18 months.

Mr. Burns is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. Mr. Burns’ employment agreement provides that if his employment is terminated without cause, Mr. Burns will receive an amount equal his base salary then in effect for the remainder of his original term of employment plus the pro rata portion of his incentive bonus, if any, earned in the employment year through the date of his termination as determined at the discretion of the Board. In the event that within six months of a “change in control”, either (i) Mr. Burns is terminated by the Company without “cause” or (ii) he terminates his employment agreement for “good reason” (as all such terms are defined in his employment agreement), he will be entitled to receive his base salary then in effect for the greater of the remainder of her original term of employment or one year from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to his employment agreement and as an inducement to his joining the Company, on April 26, 2011 Mr. Burns was also granted Non-Qualified Stock Options outside of a shareholder approved plan to purchase 100,000 shares of Common Stock, with an exercise price equal to $5.60, the closing sale price of the Common Stock on that date. The options vest as to one third of the shares covered thereby on each of the first, second and third year anniversary of the date of grant. The options expire on April 26, 2021, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Burns’ employment is terminated by the Company or by Mr. Burns for “good reason” without “cause” within six months of a “change in control” as such terms are defined in his employment agreement.

On February 12, 2013, the Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Burns annual base salary to $280,000 (effective March 1, 2013) and granted him 30,000 shares of restricted stock under the Company’s 2012 Stock Incentive Plan. These shares of Common Stock vest in three equal annual installments and the first installment vested on February 12, 2014.

On February 8, 2014, the Company’s Board, upon the recommendation and approval of the Compensation Committee, and in recognition of Mr. Burns’ additional responsibility as Chief Operating Officer, increased Mr. Burns’ annual base salary to $310,000 effective March 1, 2014.

On February 5, 2015, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Burns’ annual base salary to $325,000 effective March 1, 2015.

Ms. Stacey Stevens, our Senior Vice President of Marketing and Strategy. On June 25, 2008, we entered into a new employment agreement, effective as of June 1, 2008, with Ms. Stevens. This agreement replaced and superseded the previous employment agreement entered into between us and Ms. Stevens in June 2006. Ms. Stevens’ employment agreement provides for her employment for an initial term that ended December 31, 2011, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $200,000 with such increases as determined by the Board. Ms. Stevens is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. Ms. Stevens’ employment agreement also provides for her eligibility to receive, during each employment year during the term of the agreement, a target annual incentive bonus of 40% of her base salary if we achieve goals and objectives determined by the Board. Ms. Stevens will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to her by the Board.

Ms. Stevens’ employment agreement provides that if her employment is terminated without “cause” or if she terminates her employment for “good reason,” she will receive an amount equal to her base salary then in effect for one year plus the pro rata portion of any incentive bonus earned in any employment year through the date of her termination. In the event that within six months of a “change in control”, either (i) Ms. Stevens is terminated by the Company without “cause” or (ii) she terminates her agreement for “good reason,” as all such terms are defined in her employment agreement, she will be entitled to receive her base salary then in effect for one year from the date of termination plus any incentive bonus which otherwise would have been payable to her for any employment year in which the date of her termination occurred.

On February 12, 2013, the Board, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens’ annual base salary to $255,000 (effective March 1, 2013) and granted to her 25,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan. These shares of restricted stock vest in three equal annual installments and the first installment vested on February 12, 2014.

On February 8, 2014, the Board, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens’ annual base salary to $270,000 effective March 1, 2014.

On February 5, 2015, the Board, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens’ annual base salary to $283,000 effective March 1, 2015.

Mr. Jonathan Go, our Senior Vice President of Research and Development. On June 25, 2008, we entered into a new employment agreement, effective as of June 1, 2008, with Mr. Go. This agreement replaced and superseded the previous employment agreement entered into between us and Mr. Go in June 2006. Mr. Go’s employment agreement provides for his employment for an initial term that ended December 31, 2011, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $205,000 with such increases as determined by the Board. Mr. Go is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. Mr. Go’s employment agreement also provides for his eligibility to receive, during each employment year during the term of the agreement, a target annual incentive bonus of 40% of his base salary if we achieve goals and objectives determined by the Board. Mr. Go will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to him by the Board.

Mr. Go’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason,” he will receive an amount equal to his base salary then in effect for one year plus the pro rata portion of any incentive bonus earned in any employment year through the date of his termination. In the event that within six months of a “change in control”, either (i) Mr. Go is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason,” as all such terms are defined in his employment agreement, he will be entitled to receive his base salary then in effect for one year from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

On February 12, 2013, the Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Go’s annual base salary to $245,000 (effective March 1, 2013) and granted to him 30,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan. These shares of restricted stock vest in three equal annual installments and the first installment vested on February 12, 2014.

On February 8, 2014, the Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Go’s annual base salary to $255,000 effective March 1, 2014.

On February 5, 2015, the Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Go’s annual base salary to $265,000 effective March 1, 2015.

Compensation Committee Report

The information contained in this Compensation Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

The Compensation Committee met with management and reviewed and discussed with management the Compensation Discussion and Analysis. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2014.

Compensation Committee

Dr. Elliot Sussman, Chairperson

Dr. Rachel Brem

Mr. Somu Subramaniam

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding unexercised options and unvested stock awards outstanding at December 31, 2014 for each of our Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#) (5)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Kenneth Ferry	60,000	—		5.75	3/29/2021	40,000	366,800
	60,000	—		5.10	7/8/2021	60,000	550,200
	26,667	13,333	(1)	2.90	2/7/2022
	150,000	50,000	(2)	2.27	9/25/2022
	—	60,000	(4)	6.68	6/19/2024
Kevin Burns	100,000	—		5.60	4/26/2021	20,000	183,400
	—	8,333	(1)	2.90	2/7/2022	40,000	366,800
	16,667	16,666	(3)	2.27	9/25/2022
	—	40,000	(4)	6.68	6/19/2024
Jonathan Go	20,000	—		5.75	3/29/2021	16,666	7,985
	30,000	—		3.15	11/10/2021	10,000	91,700
	13,333	6,667	(1)	2.90	2/7/2022
	30,000	15,000	(3)	2.27	9/25/2022
		10,000	(4)	6.68	6/19/2024
Stacey Stevens	17,298	—		5.75	3/29/2021	16,666	152,827
	20,000	—		5.10	7/8/2021	20,000	183,400
	—	6,667	(1)	2.90	2/7/2022
	23,334	16,666	(3)	2.27	9/25/2022
		20,000	(4)	6.68	6/19/2024

(1)	Each of theses options vest in three equal annual installments with the first installment vesting on February 7, 2013.
(2)	This option vests in four equal annual installments with the first installment vesting on September 25, 2012.
(3)	Each of these options vest in three equal annual installments with the first installment vesting on September 25, 2013.
(4)	This option vests in three equal annual installments with the first installment vesting on June 19, 2015.
(5)	Represents outstanding and unvested awards of time-vested restricted stock at December 31, 2014. All unvested restricted stock awards set forth in this column vest in three equal annual installments with the first installment vesting on the first anniversary of the date of grant.
(6)	Calculated by multiply the closing price per share of the Company’s Common Stock on December 31, 2014, $9.17, by the number of shares subject to the award.

Option Exercises and Stock Vested in Fiscal Year Ended December 31, 2014

The following table provides information about the value realized by the Named Executive Officers upon the exercise of option awards and the vesting of stock awards during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kenneth Ferry	—	$—	33,334	$313,271

Kevin Burns	8,334	69,088	10,000	112,300

Jonathan Go	—	—	8,334	93,591

Stacey Stevens	26,035	196,803	8,334	93,591

(1)	The value realized is calculated by determining the difference between the market price of the underlying Common Stock at exercise and the exercise price of the option awards.
(2)	The value realized on the vesting of stock awards is calculated by multiplying the number of shares of Common Stock vested by the market value of the Common Stock on the vesting date.

Potential Payments upon Termination or Change in Control

In the event a Named Executive Officers’ employment is terminated within six months (for Mr. Ferry, Mr. Burns and Mr. Go) or three months (for Ms. Stevens) following a change in control by us without cause (for all Named Executive Officers) or by the executive for good reason (for Mr. Ferry, Mr. Burns and Mr. Go), then we will pay to the executive as severance pay and as liquidated damages an amount equal to (i) (a) his or her base salary as then in effect for a period of two years (for Mr. Ferry), eighteen months (for Mr. Burns) or one year (for Mr. Go and Ms. Stevens), as applicable from the date of termination plus (b) an amount equal to the incentive bonus which would otherwise been payable for the employment year in which the date of termination occurs; however, if any such severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Named Executive Officer has the right to receive from us, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”)), then such severance payment or other benefit will be reduced to the largest amount that will not result in receipt by the executive of a parachute payment. The base salary payments are payable at our discretion either (1) in equal installments over the applicable 24 month, 18 month or 12 month period following the date of termination or (2) a lump sum cash payment equal to the present value of the payment otherwise due.

If within six months (for Mr. Ferry, Mr. Go and Mr. Burns) or three months (for Ms. Stevens) after the occurrence of a change in control, we terminate the executive’s employment without cause (for all Named Executive Officers) or the executive terminates his or her employment for good reason (for Mr. Ferry, Mr. Go and Mr. Burns), then despite the vesting and exercisability schedule contained in any stock option agreement or other equity award agreement between us and the executive, all unvested stock options and other equity awards will immediately vest and become exercisable and will remain exercisable for not less than 180 days.

The receipt of the payments and benefits to the Named Executive Officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described in their employment will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the Named Executive Officers would be entitled upon termination of employment if we terminated their employment without cause within six months (for Mr. Ferry, Mr. Go and Mr. Burns) or three months (for Ms. Stevens) following a “change in control” of us that (by assumption) occurred on December 31, 2014.

Name	Present Value of Salary ($)	Value of Accelerated Vesting of Equity Awards (1) ($)	Total Termination Benefits ($)
Kenneth Ferry	866,492	231,536	1,098,028

Kevin Burns	463,599	137,198	600,797

Stacey Stevens	269,462	79,566	349,028

Jonathan Go	254,492	50,650	305,142

(1)	This amount represents the unrealized value of the unvested portion of the respective Named Executive Officer’s stock options based upon a closing price of $9.17 of our Common Stock on December 31, 2014 and calculated in accordance with Section 280G of the Code and related regulations.

Risk Assessment in Compensation Policies and Practices for Employees

The Compensation Committee reviewed the elements of our compensation policies and practices for all of our employees, including our Named Executive Officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives;

•	base salaries are consistent with employees’ duties and responsibilities;

•	cash incentive awards are capped by the Compensation Committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals; and

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.

The Compensation Committee believes that, for all of our employees, including our Named Executive Officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Dr. Sussman (Chairperson), Dr. Brem and Mr. Subramaniam during the fiscal year ended December 31, 2014. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2014 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2014, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the record date by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of our Common Stock, (ii) each of our Named Executive Officers, (iii) each of our directors and (iv) all current executive officers and directors as a group. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc. 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062.

Title of Class	Name of Beneficial Owner	Beneficially Owned (1) (2)		Percentage of Class

Common	Dr. Lawrence Howard	630,621	(3)	4.0%
Common	Kenneth Ferry	414,136	(4)	2.6%
Common	Dr. Rachel Brem	41,098	(5)	*
Common	Anthony Ecock	22,600	(6)	*
Common	Dr. Robert Goodman	10,583	(7)	*
Common	Steven Rappaport	96,616	(8)	*
Common	Somu Subramaniam	143,448	(9)	*
Common	Dr. Elliot Sussman	127,170	(10)	*
Common	Kevin Burns	215,401	(11)	1.4%
Common	Jonathan Go	145,334	(12)	*
Common	Stacey Stevens	87,732	(13)	*
Common	Kamal C. Gogineni	1,200,000	(14)	7.7%
Common	Venator Capital Management Ltd.	1,025,000	(15)	6.5%
Common	Grow Partners LLC	875,000	(16)	5.6%
Common	Cortina Asset Management LLC	969,959	(17)	6.2%
Common	All current executive officers and directors as a group (11 persons)	3,134,737		19.0%

*	Less than one percent
(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 20, 2015, upon (i) the exercise of options; (ii) vesting of restricted stock; (iii) warrants or rights; (iv) through the conversion of a security; (v) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (vi) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from April 20, 2015, have been exercised.
(2)	Unless otherwise noted, we believe that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.
(3)	Includes options to purchase 24,100 shares of Common Stock. Also includes (i) 453,621 shares of Common Stock held by Dr. Howard, (ii) 2,300 shares beneficially owned by Dr. Howard’s wife and (iii) 150,600 shares beneficially owned by Dr. Howard’s children.
(4)	Includes exercisable options to purchase 330,000 shares of Common Stock. Also includes 84,136 shares of Common Stock held by Mr. Ferry.

(5)	Includes exercisable options to purchase 28.296 shares of Common Stock. Also includes 12,802 shares of Common Stock held by Dr. Brem.
(6)	Includes exercisable options to purchase 16,100 shares of Common Stock. Also includes 6,500 shares of Common Stock held by Mr. Ecock.
(7)	Includes exercisable options to purchase 8,583 shares of Common Stock. Also includes 2,000 shares of Common Stock held by Dr. Goodman.
(8)	Includes exercisable options to purchase 36,433 shares of Common Stock. Also includes 60,183 shares of Common Stock held by Mr. Rappaport.
(9)	Includes exercisable options to purchase 18,850 shares of Common Stock. Also includes 124,598 shares of Common Stock held by Mr. Subramanian.
(10)	Includes exercisable options to purchase 65,329 shares of Common Stock. Also includes 61,841 shares of Common Stock held by Dr. Sussman.
(11)	Includes exercisable options to purchase 138,334 shares of Common Stock Also includes 77,067 shares of Common Stock held by Mr. Burns.
(12)	Includes exercisable options to purchase 103,333 shares of Common Stock Also includes 42,000 shares of Common Stock held by Mr. Go.
(13)	Includes exercisable options to purchase 46,668 shares of Common Stock Also includes 41,064 shares of Common Stock held by Ms. Stevens.
(14)	Based solely on a Schedule 13G filed on July 25, 2014 by Kamal C. Gogineni. Mr. Gogineni has sole voting power over no shares, and shares voting power with respect to 1,200,000 shares, and has sole dispositive power over no shares and shares dispositive power over 1,200,000 shares. Includes (i) 600,000 shares of common stock issued to DermEbx, a Series of Radion Capital Partners, LLC, a Delaware limited liability company (“DermEbx”) pursuant to an Asset Purchase Agreement by and between the Company and DermEbx; and (ii) 600,000 shares of common stock issued to Radion, Inc. a Delaware corporation (“Radion”) pursuant to an Asset Purchase Agreement by and between the Company and Radion. Mr. Gogenini disclaims beneficial ownership of the securities held by DermEbx and Radion except with respect to the portion of such securities that he will receive upon the dissolution and liquidation of DermEbx or Radion. The Company is aware that 300,000 of such shares were sold in March, 2015. The address of Mr. Gogineni is 20380 Town Center Lane, Suite 135, Cupertino, California 95014.
(15)	Based solely on a Schedule 13G filed on February 17, 2015 by Venator Capital Management Ltd. (“Venator”), on behalf of itself and Brandon Osten. Venator and Mr. Osten have shared voting and dispositive power over 1,025,260 shares, and they each have sole voting and dispositive power over no shares. The address of Venator Capital Management Ltd. is 2 Bloor Street West, Suite 901, Toronto, Ontario M4W 3E2.
(16)	Based solely on a Schedule 13G filed on March 25, 2014 by Grow Partners, LLC. GROW Partners, LLC is the investment adviser and general partner of GROW Small Cap Equity Long/Short L.P., and Carl M. Wiese is the manager of GROW Partners, LLC. These three parties share voting power and dispositive power over 875,000 shares of Common Stock. The address of Grow Partners, LLC is One America Plaza, 600 West Broadway, San Diego, California, 92101.
(17)	Based solely on a Schedule 13G filed on February 4, 2015 by Cortina Asset Management LLC. Cortina Asset Management LLC has sole voting power with respect to 643,539 shares and shares voting power over no shares, and has sole dispositive power over 969,959 shares and shares dispositive power over no shares. The address of Cortina Asset Management LLC is 825 N Jefferson Street, Suite 400, Milwaukee, Wisconsin 53202.
(18)	Represents: (i) options to purchase 816,026 shares of Common Stock, which may be exercised within 60 days of the record date; (ii) 310,834 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends, if any are paid.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have adopted written policies and procedures regarding related person transactions. Our policy intends to cover any transaction described under Item 404(a) of Regulation S-K. Our Audit Committee is responsible for reviewing and approving all related-persons transactions pursuant to the Audit Committee Charter, which has been adopted by the Board. A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. The Audit Committee reviews and approves all related person transactions without regard to the thresholds established for disclosure under Item 404(a) of Regulation S-K. The Chairperson of the Audit Committee can be reached by sending a letter to Chairperson of the Audit Committee, Confidential – Conduct of Business Affairs at: iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, NH 03062.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and management’s and BDO USA, LLP’s evaluations of the Company’s system of internal controls over financial reporting contained in the 2014 Annual Report on Form 10-K.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Committee has discussed with BDO USA, LLP (i) the matters specified in Auditing Standard No. 16, “Communications with Audit Committees,” and (ii) the independence of BDO USA, LLP from the Company and management. BDO USA, LLP has provided the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant communicating with the Audit Committee concerning independence. The Audit Committee also considered the non-audit services provided by BDO USA, LLP in their review of BDO USA, LLP’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 13, 2015.

The Audit Committee -

Steven Rappaport (Chairperson), Anthony Ecock, Elliot Sussman, M.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered for the Company by its independent registered public accountants, BDO USA, LLP as of or for the fiscal years ended December 31, 2014 and 2013 were:

	Fiscal Year Ended
Services Rendered (1)	December 31, 2014	December 31, 2013
Audit Fees	$441,460	$257,160
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$441,460	$257,160

1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees. Audit fees for the fiscal years ended December 31, 2014 and 2013 were for professional services rendered for the audits of our financial statements, and for the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. There were no amounts paid to BDO USA, LLP for audit related fees for the fiscal years ended December 31, 2014 and 2013.

Tax and all other Fees. No tax fees or other fees were paid to BDO USA, LLP for the fiscal years ended December 31, 2014 and 2013.

The Audit Committee has considered and determined that the services provided by BDO USA, LLP are compatible with BDO USA, LLP maintaining its independence.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by its independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approves proposed services and fee estimates for these services. The Audit Committee chairperson or his or her designee has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee. Services pre-approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee pre-approved all of the audit and non-audit services provided by BDO USA, LLP to us during the fiscal years ended December 31, 2014 and 2013.

PROPOSAL II

TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK

The Board has adopted a resolution approving, and recommends to the stockholders for their approval, a proposed amendment to the Company’s Certificate of Incorporation, as amended (the “Amendment”) to authorize the Board, in its discretion, to increase our authorized shares of capital stock from 21,000,000 shares to 31,000,000 shares and our authorized shares of Common Stock from 20,000,000 shares to 30,000,000 shares (the “Share Increase”).

Purpose and Effects of the Amendment

Of the 20,000,000 shares of Common Stock currently authorized, as of April 20, 2015, [                ] shares have been issued and are outstanding, approximately [                ] shares have been reserved for issuance upon exercise of outstanding options and warrants, approximately 0 shares have been reserved for issuance upon conversion of outstanding convertible notes and preferred stock and approximately [                ] shares are available for grant under the Company’s existing stock option and incentive stock plans. The Company, therefore, only has approximately [                ] shares of unreserved Common Stock available for future issuance.

The Board considers the increase in authorized shares of Common Stock necessary in order to provide flexibility for potential acquisitions, capital raising and future capital requirements and for use in employee benefit plans. The Company intends to seek to continue to expand its operations which will require additional capital. Such expansion may be accomplished through acquisitions for which the Company may choose to issue equity securities as all or a portion of the purchase price of the acquisition. In addition, the Company may seek to raise additional capital in the future through the issuance of equity securities, such as Common Stock or securities convertible into Common Stock. Although the Company continuously evaluates potential acquisition candidates, the Company does not, at this time, have any plans, commitments or understandings with respect to any acquisitions nor does it have any plans or commitments or understandings with respect to any equity financing. Approval by the stockholders of the increase in authorized shares of Common Stock at the Annual Meeting will avoid the need to call and hold additional special meetings for this purpose, thereby enabling the Company to act quickly when potential acquisition or financing transactions arise.

Once authorized, the additional shares of Common Stock may be issued with approval of the Board but without further approval of the stockholders unless stockholder approval is required by applicable law, rule or regulation. Accordingly, this solicitation may be the only opportunity for stockholders to approve these financings, acquisitions, benefit plans and other corporate transactions. A copy of the Amendment is attached as Annex A.

This proposal could, under certain circumstances, have an anti-takeover effect. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The Board is not aware of any attempt or plan to acquire control of the Company.

Effective Date

If the proposed Share Increase is approved at the Annual Meeting, the Amendment would become effective when the filing of the certificate of amendment to the Certificate of Incorporation is accepted and recorded by the office of the Secretary of state of the State of Delaware.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote on this proposal is required to approve the Amendment of the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock. Abstentions and “broker non-votes” have the same effect as negative votes on such proposal. This proposal to approve the Amendment of the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock is considered a routine matter and, as such, your broker may vote your shares without receiving your voting instructions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT THE SHARE INCREASE.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION

In keeping with the preference expressed by our stock at our 2013 annual meeting, our Board has adopted a policy of holding say-on-pay votes every year.

In accordance with Section 14A of the Exchange Act, the Company is asking its stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following advisory resolution is submitted for shareholder vote at the Annual Meeting:

RESOLVED, that the stockholders of iCAD, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

APPROVAL REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of record of a majority in voting interest of the shares of stock entitled to be voted at the Annual Meeting, present in person or by proxy is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL IV

RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2014. The Audit Committee of the Board has re-appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2015, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO USA, LLP for ratification by stockholders as a matter of good corporate practice. The Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO USA, LLP as its independent registered public accounting firm, at any time during the 2015 fiscal year, if it deems such change to be in the best interests of the Company and our stockholders. If the stockholders do not ratify the selection of BDO USA, LLP, the Audit Committee will review the Company’s relationship with BDO USA, LLP and take such action as it deems appropriate, which may include continuing to retain BDO USA, LLP as the Company’s independent registered public accounting firm. A representative of BDO USA, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2016 must submit a notice containing the proposal in proper form consistent with our By-Laws, addressed to the attention of our Corporate Secretary at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, received by us no later than [            ], 2015 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class or series and number of shares of our stock which are held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date then shall have been made publicly available) and as of the date of such notice; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting, and (vi) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Exchange Act.

If a stockholder submits a proposal after [            ], 2015 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our annual meeting of stockholders (but not in our proxy statement) for the fiscal year ending [            ], 2015 to be held in 2016, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to our Corporate Secretary in proper form at the address set forth above so that it is received by our Corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 16, 2015. COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AND ANY AMENDMENTS TO THE FORM 10-K, WITHOUT EXHIBITS, WILL BE PROVIDED UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE. A WRITTEN REQUEST FOR THE FORM 10-K SHOULD BE MADE TO:

ICAD, INC.

98 SPIT BROOK ROAD, SUITE 100

NASHUA, NEW HAMPSHIRE 03062

ATTENTION: COMPANY SECRETARY

The Board is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,
Kenneth Ferry,
Chief Executive Officer

April [    ], 2015

ANNEX A

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

iCAD, INC.

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of iCAD, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and by substituting in lieu thereof a new first sentence reading as follows:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Thirty One Million (31,000,000), of which Thirty Million (30,000,000) shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share (“Preferred Stock”).

2. That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders.

Dated: April [ ], 2015

iCAD, INC.

By:
Kevin Burns, President, Chief Operating Officer, Chief Financial Officer and Treasurer

A-1

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED BELOW.									Please mark your votes like this	☒

1.	Election of Directors:	FOR all nominees listed below (except as indicated to the	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	2.	To approve the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 30,000,000.
	NOMINEES:	contrary below)					☐ FOR	☐ AGAINST	☐ ABSTAIN
01 Dr. Lawrence Howard, 02 Kenneth Ferry, 03 Dr. Rachel Brem,
	04 Anthony Ecock, 05 Dr. Robert Goodman, 06 Steven Rappaport, 07 Somu Subramaniam, and 08 Dr. Elliot Sussman					3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (“Say on Pay Vote”).
	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)						☐ FOR	☐ AGAINST	☐ ABSTAIN
						4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.
							☐ FOR	☐ AGAINST	☐ ABSTAIN
						5.	To transact such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature if held jointly	Date	, 2015.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(b) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 16, 2015

The Proxy Statement and Annual Report to

Stockholders are available at

http://www.cstproxy.com/icadmed/2015

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

iCAD, Inc.

98 Spit Brook, Suite

100 Nashua, New

Hampshire 03062

2. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 16, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH FERRY and KEVIN BURNS, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) on Tuesday, June 16, 2015, at 10:00 AM or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side.

3. (Continued, and to be marked, dated and signed, on the other side)